For:      Players International, Inc.


Contact:  Peter Aranow
Executive Vice President, Finance
609/449-7722
FOR IMMEDIATE RELEASE

Christine DiSanto
Media Contact: Stan Froelich
Morgen-Walke Associates 212/850-5600

PLAYERS INTERNATIONAL REPORTS THIRD QUARTER RESULTS --Intends to
Sell Mesquite, Nevada Property---Adopts Stockholders' Rights Plan-
-

     Atlantic City, New Jersey, January 29, 1997 -- Players
International, Inc. (Nasdaq:PLAY) today reported results for the third quarter and nine months ended December 31, 1996. The
Company also announced plans to sell its Players Island Resort Casino & Spa located in Mesquite, Nevada, and the adoption of a Stockholders' Rights Plan.
     For the third quarter, the Company reported revenues of $64.8 million versus $72.7 million for the year ago quarter. Losses before pre-opening expenses were $1.2 million, equivalent to $706,000 or ($0.02) per share after tax. Preopening expenses in the 1997 third quarter totaled $1.2 million before tax
($726,000 or $0.02 per share after tax) and were related to development of the Company s Maryland Heights, Missouri project and a golf course in Mesquite, Nevada. After giving effect to pre-opening expenses, the Company posted a net loss of $1.4 million, or ($0.05) per share for the 1997 third quarter. This compares with fully diluted earnings of $3.3 million, or $0.10 per share, reported in last year s third quarter.
     For the first nine months, revenues were $218.9 million compared to $218.6 million in the year ago period. Earnings before pre-opening expenses and a non-recurring restructuring charge of $9.0 million before tax ($5.5 million, or $0.18 per share after tax) incurred in the second quarter of 1997, were $11.2 million, equal to $6.9 million, or $0.23 per share after tax. Pre-opening expenses for the period totaled $3.1 million before tax ($1.9 million, or $0.06 per share after tax). Net loss for the first nine months was $513,000, or ($0.02) per share, compared to fully diluted earnings of $18.6 million, or $0.57 per share, for the same period in 1996.

     The Company s operating earnings before interest, taxes, depreciation and amortization, pre-opening expenses and other income (expense) ("EBITDA") were $7.8 million for the third quarter. At the Lake Charles property, EBITDA totaled $5.6 million for the period on revenues of $35.0 million, while the Metropolis property generated EBITDA of $6.6 million on revenues of $19.8 million. The Company s Mesquite property generated revenues of $9.5 million and posted a negative EBITDA of approximately $1.3 million.
     Howard Goldberg, Chief Executive Officer, commented,
As we expected, our financial results for the quarter continued to be impacted by competitive conditions in Players' markets, particularly Lake Charles. New gaming capacity has not yet stimulated measured expansion of the Lake Charles market; however, we are continuing to focus on marketing strategies to develop the long-term potential that we believe exists in the Houston area. Results at our Metropolis property, although confronted with competition from Evansville, Indiana and Tunica, Mississippi, exceeded our internal plans.
     Separately, the Company announced that it has entered into a Letter of Intent with Robert Black, Sr. for the sale of its Players Island Resort Casino & Spa located in Mesquite, Nevada. The transaction is subject to regulatory approval, the receipt of all necessary third party consents and the approval of the Company's Board of Directors. If the transaction is consummated, the Company expects to report a material after-tax loss on the disposition of the Mesquite property. Financial terms of the agreement were not disclosed.
    Mr. Goldberg added, "Our decision to sell Mesquite reflects our belief that it is critical to focus our resources on Players' key assets at this time. We are committed to improving profitability over the long-term at our Lake Charles and Metropolis properties through both careful cost controls and aggressive marketing programs.
Our Maryland Heights development is on schedule for a March opening and we are very enthusiastic about our opportunity, together with Harrah's, to achieve a solid position in the St. Louis market."
     The Company has the right to invite, entertain, negotiate and/or accept offers from parties other than Mr.
Black for the sale or other disposition of the Mesquite property until February 28, 1997. Although the Letter of Intent generally is not binding, the following terms are binding upon the parties:
Prior to February 28, 1997, the Company may terminate the Letter of Intent and any definitive agreement to be negotiated and executed with Mr. Black if the Company determines not to proceed with the sale of the Mesquite property to Mr. Black; provided, however, the Company may be obligated to pay certain fees to Mr. Black if the Company sells the Mesquite property to a third party under certain circumstances.
            The Company also announced that its Board of Directors has approved the adoption of a Stockholders' Rights Plan, subject to the receipt of necessary gaming approvals. The Plan is designed to ensure that all stockholders of the Company receive fair value for their Common Shares in the event of any proposed takeover and to guard against the use of partial tender offers or other coercive tactics to gain control of the Company without offering fair value to stockholders.
     Players International, Inc. is a multijurisdictional casino and entertainment gaming company. The Company owns and operates riverboat casino facilities on the Ohio River in Metropolis, Illinois and in Lake Charles, Louisiana and the Players Island Resort Casino & Spa, a land-based casino resort in Mesquite, Nevada. A joint development with Harrah's for a casino entertainment complex in Maryland Heights, Missouri is scheduled to open in March 1997.

Information contained in this press release with respect to the potential sale of the Mesquite property and the resulting impact of such sale, the impact of competition on future revenues and margins and plans concerning cost controls and marketing efforts and the Maryland Heights, Missouri project is forward-looking and is subject to risks and events that could cause actual results to differ materially. For further explanation of such risks and uncertainties, please refer to the
ForwardLooking Information         in the Company s quarterly
report on Form 10-Q for the period ended December 31, 1996.

 (tables to follow)

                        PLAYERS INTERNATIONAL, INC. CONDENSED
                     STATEMENT OF OPERATIONS
               (Dollars inthousands, except per share data)
(Unaudited)

                        For the Three Months    For the Nine Months
                          Ended December 31,     Ended December 31,
                        1996      1995          1996        1995

Revenues              $ 64,848    $72,726     $218,866     $218,634
Restructuring charge       --         --         9,007          --
Pre-opening costs        1,190      1,373        3,077        7,525
Income (loss) before
 provision for income
 taxes                  (2,346)     5,430        (840)       30,425
Provision (benefit)
for income taxes          (915)      2,118       (327)       11,866

Net income (loss)      $(1,431)     $3,312      $(513)      $18,559
Earnings (loss) per
 common share assuming
 full dilution        ($0.05)(1) $0.10 (2)    ($0.02)(1)(3) $0.57(2)

Fully diluted shares
 of common stock
 outstanding         30,362,391   31,743,708  30,380,799   32,283,354

        (1) Includes pre-tax charges of $1.2 million and $3.1 million and after-tax charges of $726,000 ($.02 per share) and $1.9 million ($.06 per share) for pre-opening costs for the three and nine month periods ended December 31, 1996, respectively.

 (2) Includes pre-tax charges of $1.4 million ($0.03 per share after tax) and $7.5 million ($0.14 per share after tax) related to preopening costs for the three and nine month periods ended
December 31, 1995, respectively.

(3) Reflects a non-recurring restructuring charge of $9.0 million before tax ($5.5 million, or $.18 per share after tax).